Nicor Inc.
Nicor Companies Savings Investment Plan
Form 11-K
Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nicor Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-107377 on Form S-8 of our report dated June 12, 2008, relating to the financial statements and financial statement schedule of the Nicor Companies Savings Investment Plan as of and for the years ended December 31, 2007 and 2006, appearing in this Annual Report on Form 11-K of Nicor Companies Savings Investment Plan and Nicor Gas Thrift Plan for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 12, 2008